Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated February 13, 2024

Registration Statement File No. 333-269489

February 13, 2024

Vocodia Holdings Corp.

This free writing prospectus relates to the offering of Units , each representing one share of Common Stock, one Series A Warrant to purchase one share of Common Stock, and one Series B Warrant to Purchase one share of Common Stock (together the “Units”), of Vocodia Holdings Corp. (the “Company”), and should be read together with the preliminary prospectus dated February 13, 2024 (the “Preliminary Prospectus”), which supplements the prospectus included in the Company’s Registration Statement on Form S-1 (File No. 333-269489) relating to the offering of such securities. Capitalized and other terms used but not defined herein have the meaning as set forth in the Preliminary Prospectus.

Artificial Intelligence Platform & Managed Software (SaaS) The Conversational Authority®

Legal Disclaimer This presentation contains forward - looking statements . These forward - looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters . These forward - looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict . These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning . These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward - looking statements . Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section entitled “Risk Factors” and elsewhere in our Registration Statement on Form S - 1 (File No . 333 - 269489 ), as amended (the “Registration Statement”), filed with the U . S . Securities and Exchange Commission (“SEC”), and other documents that may be filed from time to time with the SEC . Any forward - looking statement in this presentation, in any related presentation supplement and in any related free writing presentation reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth . Given these uncertainties, you should not place undue reliance on these forward - looking statements . No forward - looking statement is a guarantee of future performance . You should read this presentation with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward - looking statements . Except as required by law, we assume no obligation to update or revise these forward - looking statements for any reason, even if new information becomes available in the future . This presentation also contains or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates . Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information . Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources . In some cases, we do not expressly refer to the sources from which these data are derived . Before you invest, you should read the Registration Statement and other documents we have filed with the SEC for more complete information about the issuer and this offering . A copy of the preliminary prospectus can be found for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alexander Capital, L . P . at 212 - 687 - 5650 . This presentation provides basic information about the Company and the offering . Because it is only a summary, this presentation does not cover all the information that should be considered before investing . You should read carefully the factors described in the “Risk Factors” section of the prospectus contained in Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements .

Proprietary Technology Our patent - pending conversational AI software technology integrates speech - to - text, the switch, the dialer, and the telephony, all in one easy - to - use interface.e Scalability Our software offers companies scalable enterprise - level AI sales and customer service solutions which reduce human labor costs and responsibilities. Quality and Consistency Vocodia is a conversational AI software developer and provider. Our mission is to maximize value in communications between organizations and their consumer bases from “hello” to “goodbye”. We aim to be the conversational leader in corporate and organizational, agenda - driven communications to drive convenience, scale, and empowerment while reducing operational costs and risk. AI sales agents act within parameters specific to customer needs , which would lead to higher level of compliance and avoid impromptu human errors. Vocodia Introduction

Industry Technology Human Limitations Scaling marketing requires incurring costs, such as hiring, training, and deploying new sales team members, including managing the sales capacity of existing when demand fluctuates . These limitations result in additional costs and loss of potential revenues . Additionally, the company has no control over what sales representatives say to potential customers . There needs to be more consistency and quality control . As new technology is applied to support telemarketing, the sales process is undergoing permanent changes, posing additional challenges to maintain its efficiency at growth . Compliance and Consistency Scaling to meet organizational needs and market demand increases challenges . Human limitations constrain the ability to accomplish goals . Scaling Obstacles Present text - to - speech services have time lags, limiting their usage for automated conversations with customers . Existing solutions fail to sustain the pace of normal human - to - human conversation . The Problem Inherent Issues & Challenges

Vocodia’s proprietary artificial intelligence platform deploys multiple Digital Intelligent Sales Agents (DISAs) to deliver a humanized conversation between machine and human . DISA is artificial intelligence programmed as an independent agent to automate sales and customer service . My Name is DISA (pronounced “dee / suh ”) Our DISAs are the 'last - mile' in sales and service automation. They provide a unique, personalized conversation with each encounter, with machine level efficiency at enterprise level scale. The Technology Humanized Conversational AI

High Performance - Our telephonic switch, connecting our conversational AI to the world via telephone, can manage and connect a single DISA to 20 , 000 simultaneous telephone conversations . Scalability on Command - Customers can dial in on 20 , 000 lines and be answered by our AI representatives, as well as dial out and initiate full sales and customer service functions . ▪ DISA is able to generate leads and transfer the call to a live sales agent when the customer is ready to proceed . ▪ Data is fed to the DISA so the system may apply the proper script and place the call at the right time . ▪ Industry and function - specific scripts are fed to the DISA solution and backed with real human voice samples . How it works: The Solution Proprietary Platform

Call Center Software Global Market size by 2026 growing at a CAGR of 20 . 9% ( 2020 - 2026 ) $100.1B Call Center Market size in the USA in 2020 ~ 3.4M* Employed in the call center industry in the USA ~ 1.98M* Inside sales professionals employed in the USA * Source - Deloitte analysis Gartner, “Critical Capabilities for Contact Center as a Service”, 2021 Research and Markets, “Call Centers - Global Market Trajectory & Analytics”, 2021 $75.5B Of Mobile Users Call a Business When They are in a Purchase Phase of a Buying Cycle 1 More Calls Received by Businesses Than 5 Years Ago 2 35% 61% 1 https:// www.businessleader.co.uk /research - phone - calls - preferred - customer - service/ 2 https:// www.legalfutures.co.uk /associate - news/new - research - reveals - phone - pet - peeves - costing - firms - business The Market Artificial Intelligence (AI)

Conversational - - Voice Conversation - - Sentiment Recognition Intelligent Assistance for Agents - Compliance - Control - Scale Market Positioning Contact Center as Service (CCAAS)

Sales Lead Generation Auto Dealer Marketing Pricing Model – Pay Per Location ▪ Binding MOU Executed ▪ 1,800 dealerships Year 1 ▪ 1,000+ DISAs Deployed Year 1 ▪ Highly Scalable Industry Home Warranty Plans Pricing Model – Pay Per Location ▪ Binding MOU in Negotiation ▪ Large Vertical in USA ▪ 40 + DISAs per Project ▪ Strong Recurring Revenue Pricing Model – Pay Per Transfer ▪ Binding MOU in Negotiation ▪ Industry Agnostic Segment ▪ DISAs Replace Live Agents ▪ High Volume Sector Flexibility & Optionality - Vocodia ‘s pricing model contemplates the need to provide options for the myriad industries that are demanding improved solutions for their call - center - related issues. Vocodia Pipeline Prospective Clients & Business Verticals

Brian Podolak - Chief Executive Officer and Director Leadership Team Brian Podolak is the co - founder of the Company and has served as the Chief Executive Officer and as director of the Company since its inception in 2021 . An entrepreneur and IT engineer, his career has largely focused on sales and software for businesses globally . Brian Podolak has achieved $ 70 M+ annual revenues in his past businesses, as well as developing enterprise sales, marketing platforms and enterprise call centers for b 2 b and b 2 c customers . Prior to founding the Company Brian Podolak served multiple roles at Arise Bioscience, including as Vice President of Sales and Marketing from 2019 to 2020 and Vice President of Sales from 2017 to 2019 . Born in Yonkers, New York, Brian Podolak spent over 17 years in Costa Rica, and ran call centers of thousands of agents, handling enterprise clients . It is this experience, that led to his being the leader in humanized conversational AI . During this period, he and James Sposato developed advanced technology, which is the basis for Vocodia today . Brian Podolak holds an engineering degree from ATI, an electronics engineering technical school from which he graduated in 1992 . He began his career at Inacom, gaining experience in marketing and sales management in the telecommunications field and call centers . Scott Silverman - Chief Financial Officer Scott Silverman has served as the Chief Financial Officer of the Company since November 2023 . Mr . Silverman has over 30 years of business success on national and international levels, with a highly diverse knowledge of financial, legal and operations management ; public company management, accounting and SEC regulations . Mr . Silverman specializes in establishing and streamlining back - office policies and procedures and implementing sound financial management and internal controls necessary for enterprise growth and scalability . Mr . Silverman is currently a member of the Board of Directors of Bit Origin, Ltd and a director nominee of Muliang Viagoo Technology, Inc . and Li Bang International Corp, Inc . Mr . Silverman is one of the founders, and serves as President and CEO, of EverAsia Financial Group, which grew into a multi - national corporate financial management and advisory firm serving clients in the United States and Asia, and JJL Capital Management, a private equity firm that focuses its investments in the hospitality, construction, real estate and healthcare sectors . He also serves as the CFO of Healthsnap , Inc . a healthcare Software as a Service (SaaS) platform on the cutting edge of remote patient monitoring and chronic care management . He is also the CFO of Droneify Holdings, Inc . , a pre - IPO company that has developed multiple drone - enabled technologies . Additionally, he serves as the CFO of Ludwig Enterprises, a biotech company that develops mRNA genomics technologies and PanGIA Biotech, a biotechnology company that has developed liquid biopsy technologies . Previously, he served as the CFO of Sidus Space, Inc . , a publicly traded Space - as - a - Service company in which capacity he oversaw its IPO, and Riverside Miami, LLC, a mixed - use restaurant and entertainment project in Miami, Florida . He has a bachelor’s degree in finance from George Washington University and a Master’s degree in accounting from NOVA Southeastern University . James Sposato - Chief Technology Officer and Director James Sposato is the co - founder of the Company and has served as the CTO and as a director of the Company since its inception . An expert in software technology development and implementation, James Sposato has a keen understanding of how to create code to solve complex problems where no solution exists . He is responsible for creating and solidifying Vocodia’s software and platforms . James Sposato developed the first software - based UPS manifest system – ShipFast and widely used banking and telecom software with easy operating end - user functionality . Before Vocodia, James Sposato was a Senior Software Developer for Arise BioScience from 2019 to 2021 , and prior to that, he was CTO from 2017 to 2019 with X 989 . Inc . James Sposato brings strong team building and management skills to develop and implement easily operated SaaS platforms . Born in Hollywood, Florida, James Sposato attended the University of Florida where he majored in Computer Science and Engineering . He began his professional career while still a student, writing assembler code solutions for local cable advertising companies . During this period, ShipFast was created and an entrepreneurial mindset was set in motion . James Sposato has gone on to write software for countless industries, manage many projects that rely on enterprise class solutions built to withstand high volume transactional loads, and built and sold several internet companies involving automated advertising and affiliate marketing and tracking .

Disruptive Technology - “DISA” is a game changer that will revolutionize call center operations . Proprietary Solution - Vocodia’s platform technology is a one - of - a - kind development . Mega - Switch - A unique solution for managing simultaneous telephone conversations in real time . Software Call Center Market - ~ $ 75 . 5 B Global Market size by 2026 . Strong Sales Pipeline - Pending MOUs for SMEs in a variety of different business sectors . Leadership - The Management team has the experience to succeed and grow into the future . Strategic Acquisitions - M&A will add technology, talent, revenues, and market share . Key Takeaways

Christopher Carlin Head of Capital Markets ccarlin@alexandercapitallp.com (646) 787 - 8890 Alexander Capital, L.P. Thank You